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                                                                    Exhibit 99.1

                   BURLINGTON NORTHERN SANTA FE CORPORATION

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Contact:        Richard Russack (BN)            FOR IMMEDIATE RELEASE
                (817) 333-6116

                Catherine Westphal (Santa Fe)
                (708) 995-6273

              BURLINGTON NORTHERN SANTA FE CORPORATION ANNOUNCES
              CLOSING OF BUSINESS COMBINATION BETWEEN BURLINGTON
                NORTHERN INC. AND SANTA FE PACIFIC CORPORATION

          Trading to Commence Today on NYSE under Symbol, BNI Common Stock Also Will Trade on Chicago and Pacific Stock Exchanges


FORT WORTH, Texas, September 22, 1995 -- Burlington Northern Santa Fe Corporation (BNSF) announced that the business combination between Burlington Northern Inc. (BNI) and Santa Fe Pacific Corporation (SFP) became effective at 8:32 a.m. E.D.T. today. BNI and SFP are subsidiaries of BNSF, a new public company.

     As a result, each share of SFP common stock will be exchanged for 0.411,43945 of a share of newly issued BNSF common stock and each share of BNI stock will be exchanged for one share of BNSF common stock. In addition, each share of BNI's 6-1/4% Cumulative Convertible Preferred Stock, Series A will become one share of BNSF preferred stock with substantially identical terms and will be convertible into BNSF common stock.

     The BNSF common and preferred stock will begin trading today, under the symbol BNI, on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

     On or about Sept. 27, 1995, SFP and BNI registered shareholders will receive an information package from the Exchange Agent, Transfer Agent and Registrar for BNSF, First Chicago Trust Company of New York. This package will include instructions about the certificate exchange process.

     Pursuant to the BNI-SFP merger agreement, the exchange ratio for each share of SFP common stock increased from 0.40 to 0.41143945 shares of BNSF common stock as a result of the repurchase by Sante Fe Pacific of 3,614,739 shares of its common stock between Feb. 7, the date of
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shareholder approval, and Sept. 21, 1995.  BNSF has approximately 142 million outstanding shares.

     Burlington Northern Santa Fe Corporation owns the largest railroad network in the United States with more than 31,000 route miles reaching across 27 states and two Canadian provinces to provide single-line service to shippers. The network stretches from the Midwest to California and to the Pacific Northwest, across the Southeast, the Southwest and the Pacific Northwest, and between the Gulf of Mexico and Canada.

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